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                                                                   Exhibit 10.23


Laurence Zwain
6523 Waggoner
Dallas, TX. 75230
                                                            January 15,1996

Dear Larry,

          Boston Chicken, Inc.(the Company) is pleased to confirm our offer and your acceptance of employment as CEO of Boston Market reporting to Saad Nadhir and Scott Beck, Co-Chairmen. Your bi-weekly base salary will be $15,400 ($400,000 annualized) subject to annual performance review. Additionally, you will participate in an annual bonus plan with a target payout equal to 50% of base pay($200,000), dependent on meeting certain performance criteria. For 1996, $100,000 of your bonus will be guaranteed and paid coincidental with your bi-weekly salary. Your tentative start date will be Feb. 5,1996.

          As a regular, full-time employee, you are eligible to participate in the employee benefit plans which the Company offers to employees. A description of the benefit plans currently being offered is enclosed with this letter.
These plans may, from time to time, be amended or terminated.

          As an executive officer of the Company, you will be entitled to participate in the Company's Employee Stock Option Plan. The current guidelines would provide for an annual grant equal to three times your annual salary prorated from your start date. Additionally, management intends to recommend at the next Stock Option Committee meeting that you be given a bonus grant which would bring your 1996 options to a total of 200,000 shares. The options will vest over a four year period at the rate of 10%, 20%, 30% and 40% per year, as further detailed in the Employee Stock Option Plan. Further, these options will be subject to all the provisions of the Employee Stock Option Plan as it may be amended from time to time. On an ongoing basis, as an executive officer of the Company, management intends to recommend you for an annual option grant equal to three times your base salary.

     In addition, you will have an option on $250,000 worth of Einstein Bros. Bagels, Inc.("EBBI") Stock. These options will be subject to an identical vesting rate as noted above. You will also be allowed to invest up to $500,000 in Einstein's Equity Funding (EEF).
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     Additionally, the Company will reimburse you for all reasonable costs for your relocation to the Denver area. All reimbursed amounts will be tax protected at 35% to help compensate for the taxes you may incur as a result of the allowance. The actual incremental taxes you pay will depend upon the deductibility of the relocation expenses you incur. You will also be advanced $30,000 as a miscellaneous relocation allowance payable after your start date

     You will be an employee at will of the Company, terminable for any reason or no reason whatsoever. In the event of termination without cause, your salary will be continued for a period of one year from notice of termination. In such circumstances, your options will continue to vest with a guarantee of a minimum of two years of vesting from start date.

     As a condition of employment, you will be required to enter into a confidentiality and non-compete agreement as drafted by the company. In consideration, the Company, at its sole discretion , will continue your salary for one year. You represent and warrant that you are not a party to any non-compete, confidentiality or similar agreement, whether written or oral, with any person or entity that would restrict or otherwise affect your employment with the Company.

     Everyone here , especially Saad and myself are delighted that you have decided to become a member of our team. We look forward to what we believe will be an enormous contribution by you to the Company and we will do all that we can to make your association with Boston Chicken, Inc. and its people as personally fulfilling as possible.
 ....

Again, welcome to the team!

Sincerely,

/s/ Scott A. Beck

Scott A. Beck
CEO and Co-Chairman

enclosures

I hereby accept the offer as stated above:

Signature: /s/ Laurence Zwain                   Date: January 15, 1996
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